Exhibit 10.1

AMENDMENT

TO

HOME BANCSHARES, INC.

AMENDED AND RESTATED

2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

Section 6.4 of the Amended and Restated 2006 Stock Option and Performance Incentive Plan is hereby amended to read in its entirety as follows:

6.4 Exercise of Options. An Option may be exercised, in whole or in part, at such time or times as the Committee shall determine. The Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by an Employee by giving written notice to the Committee stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the Common Stock issuable upon exercise of the Option shall be made in full (a) in cash, (b) by certified check, (c) if the Committee, in its sole discretion, permits (i) in shares of Common Stock (valued at fair market value on the date of exercise and which shall have been held for more than 6 months) or (ii) pursuant to a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate option price; provided, however, that the Company shall accept a cash or other payment from the Employee to the extent of any remaining balance of the aggregate option price not satisfied by such reduction in the number of whole shares to be issued, or (d) by a combination of the foregoing methods. As soon as reasonably practicable following such exercise, a certificate representing the shares of Common Stock purchased, registered in the name of the Employee, shall be delivered to the Employee.

APPROVED by the Board of Directors of Home BancShares, Inc. at the special meeting duly called and held June 15, 2015.

/s/ Holly McKenna
Secretary